Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Senior Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANCORP REPORTS
OPERATING RESULTS FOR THE FIRST QUARTER
ENDED MARCH 31, 2009

CRANBURY NJ – MAY 1, 2009……1ST Constitution Bancorp (NASDAQ; FCCY), the parent company of 1ST Constitution Bank, reported net income of $476,690 for the quarter ended March 31, 2009, or $0.07 per diluted common share, compared to net income of $802,197 for the quarter ended March 31, 2008, or $0.19 per diluted common share.  The Company’s tangible book value per common share was $10.45 at March 31, 2009, up from $9.77 at March 31, 2008.

Earnings per common share for the first quarter of 2009 have been adjusted to reflect the full impact of accrued dividends and discount accretion on the preferred stock issued to the United States Treasury on December 23, 2008.  The 2008 per common share amount has been restated to give effect to a 5 percent stock dividend paid on common shares on February 2, 2009.

Robert F. Mangano, President and Chief Executive Officer said “the decline in net income for the quarter ended March 31, 2009 was principally the result of increases in non-interest expenses relating primarily to professional fees, FDIC insurance premiums, salaries and employee benefits, and an increased provision for loan losses.”

Net interest income for the quarter ended March 31, 2009 increased to $4,199,989, up $196,859, or 4.9 percent from the $4,003,130 reported for the first quarter of 2008.  Further supporting earnings for the quarter was the continued generation of non-interest income, which reached $847,052, up $60,075, or 7.7 percent, above the same prior year quarter.

The provision for loan losses for the quarter ended March 31, 2009 totaled $463,000 compared to $165,000 for the same period last year.  Net charge-offs for the first quarter of 2009 were $18,000 compared to $0 for the same period in 2008.

At March 31, 2009, the allowance for loan losses was $4,130,264, an increase of $445,500 from December 31, 2008.  The ratio of the allowance for loan losses to total loans was 1.01 percent at March 31, 2009, and 0.98 percent at December 31, 2008.

Total assets at March 31, 2009 reached $586.9 million, representing an increase of $40.6 million over December 31, 2008 assets of $546.3 million.  Deposits at March 31, 2009 grew to $474.6 million, up from $414.7 million at December 31, 2008.

At March 31, 2009 1ST Constitution Bank’s capital ratios were all above the levels required to be categorized as “well capitalized.”  The Bank’s total risk-based capital, Tier I capital, and leverage capital were 16.38 percent, 15.49 percent, and 12.54 percent, respectively, at March 31, 2009.  The regulatory requirements to be considered “well capitalized” for total risk-based capital, Tier I capital, and leverage capital are 10 percent, 6 percent, and 5 percent, respectively.

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates eleven branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Jamesburg, Montgomery, Perth Amboy, Plainsboro, West Windsor and Princeton, New Jersey.

1ST Constitution Bancorp common stock is traded on the Nasdaq Global Market under the trading symbol “FCCY”.  Information about 1ST Constitution Bancorp can be accessed via the Internet at www.1STCONSTITUTION.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, passage by Congress of a law which unilaterally amends the terms of the Treasury’s preferred stock investment in 1st Constitution Bancorp in a way that adversely affects 1st Constitution Bancorp, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1st Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

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1st Constitution Bancorp
Selected Consolidated Financial Data

($ in thousands, except per share amounts)	At or For the Three Months
	Ended March 31,
	2009	2008
Income Statement Data:
Interest income	$7,414	$7,167
Interest expense	3,214	3,164
Net interest income	4,200	4,003
Provision for loan losses	463	165
Net interest income after prov.for loan losses	3,737	3,838
Non-interest income	847	786
Non-interest expense	4,020	3,414
Income before income taxes	564	1,210
Income tax expense	87	408
Net income	477	802
Preferred stock dividends and accretion	189	0
Net income available to common shareholders	$288	$802

Balance Sheet Data:
Total Assets	$586,944	$476,280
Loans, including loans held for sale	422,366	358,153
Allowance for loan losses	(4,130)	(3,513)
Securities available for sale	82,118	71,056
Securities held to maturity	37,131	16,487
Deposits	474,647	378,709
Shareholders' Equity	56,187	41,648

Performance Ratios:
Return on average assets	0.34%	0.72%
Return on average equity	3.49%	7.75%
Net interest margin	3.30%	3.88%
Efficiency ratio	79.7%	71.3%

Asset Quality:
Loans past due over 90 days and still accruing	$0	$300
Nonaccrual loans	4,852	2,969
OREO property	4,326	4,305
Net charge-offs (recoveries)	18	0
Allowance for loan losses to total loans	1.01%	1.02%
Nonperforming loans to total loans	1.18%	0.95%

Per Common Share Data:
Earnings per share - Basic	$0.07	$0.19
Earnings per share - Diluted	$0.07	$0.19
Book value per share	$10.61	$10.54
Tangible book value per share	$10.45	$9.77